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[Letterhead]




                                    July 15, 1997



THE ROTTLUND COMPANY, INC.                       EXHIBIT 5.1
2681 Long Lake Road
Minneapolis, M 55113

    Re:  The Rottlund Company, Inc. 1992 Stock Option Plan
         Registration Statement on Form S-8

Gentlemen:

    This opinion is furnished in connection with the registration, pursuant to the Securities Act of 1933, as amended ("Act"), of 400,000 additional Shares ("Shares") of the Common Stock, $.10 par value per share ("Common Stock"), of The Rottlund Company, Inc. ("Company"), which may be issued upon the exercise of options granted under The Rottlund Company, Inc. 1992 Stock Option Plan ("Plan"). We have examined such documents, certificates, and records as we considered necessary for the purposes of this opinion.

    Based upon the foregoing, we are of the opinion that upon the issuance and delivery of the Shares in accordance with the terms of the Plan, the Shares will be validly issued, fully paid and non-assessable shares of the Company's Common Stock.

    We understand that this opinion is to be used in connection with the Registration Statement and hereby consent to the filing of a copy of this opinion as an exhibit to the Registration Statement.

                                        Very truly yours,

                                        /s/ Gray, Plant, Mooty, Mooty &
                                              Bennett, P.A.